Exhibit 99.2

CONSENT OF DEUTSCHE BANK SECURITIES INC.

We hereby consent to (i) the inclusion of our opinion letter, dated May 19, 2019, to the Board of Directors of EchoStar Corporation as Annex C to the Prospectus forming part of Amendment No. 1 to the Registration Statement on Form S-4 of DISH Network Corporation filed on July 31, 2019 (the “Registration Statement”), and (ii) references made to our firm and such opinion in the Registration Statement under the captions “SUMMARY—Opinion of Deutsche Bank Securities Inc., Financial Advisor to EchoStar”, “THE TRANSACTIONS— Background of the Transactions”, “THE TRANSACTIONS— The EchoStar Board’s Reasons for the Transactions” and “THE TRANSACTIONS— Opinion of Deutsche Bank Securities Inc., Financial Advisor to EchoStar.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

DEUTSCHE BANK SECURITIES INC.

July 31, 2019